EXHIBIT 99.1

CONTACT:	Kent Griffin
Chief Financial Officer
(858) 485-9840
BIOMED REALTY TRUST REPORTS
FIRST QUARTER 2006 FINANCIAL RESULTS
SAN DIEGO, CA – May 3, 2006 – BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on providing real estate to the life science industry, today announced financial results for the first quarter ended March 31, 2006.
Highlights:
•	Quarterly total revenues increased 78.8% to $43.8 million from $24.5 million in the first quarter 2005

•	Quarterly funds from operations (FFO) increased 43.7% to $18.1 million over first quarter 2005

•	Total assets increased 116.7% to $1.3 billion from first quarter 2005

•	Subsequent to quarter-end, entered into a sale leaseback agreement to acquire Human Genome Sciences’ 925,000 square-foot headquarters and manufacturing facilities in Rockville, Maryland for $425 million
“We are pleased that the execution of our strategy has translated into another quarter of solid operating results in our portfolio,” commented Alan D. Gold, President and Chief Executive Officer of BioMed Realty Trust. “We are optimistic regarding our growth opportunities going forward given the strength of our investment pipeline and the high level of leasing activity in the general market.”
First Quarter 2006 Financial Results
Total revenues for the quarter increased 78.8% to $43.8 million from $24.5 million in the first quarter of 2005, due primarily to the increase in assets related to the company’s acquisitions. Net income for the quarter was $4.5 million, or $0.10 per diluted share, compared to $5.8 million, or $0.19 per diluted share, in the first quarter of 2005. Net income and FFO for the first quarter of 2005 included $3.0 million, or $0.09 per diluted share, in lease termination fees related to the company’s Industrial Road property.
FFO during the quarter increased 43.7% to $18.1 million from $12.6 million in the comparable period in 2005. FFO per diluted share remained unchanged at $0.37 for the first quarter of 2006 versus 2005.

Same property net operating income increased 5.0% to $14.6 million compared to the first quarter of 2005.
FFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO and a definition of FFO are included at the end of this release.
Financing Activity
As of March 31, 2006, the company’s consolidated debt included fixed-rate mortgage indebtedness with an aggregate outstanding principal amount of $231.9 million, excluding $14.5 million of debt premium, and a weighted-average interest rate of 6.44%; a $250 million secured term loan, for which the company entered into an interest rate swap agreement to fix the interest rate at 6.41% until the loan matures on May 30, 2010; and $30.7 million of outstanding borrowings under the company’s $250 million unsecured revolving credit facility with a weighted-average interest rate of 6.13%. The company’s debt to total market capitalization ratio was 26.4% at March 31, 2006.
Portfolio Update
During the quarter, the company acquired two properties, including undeveloped land to construct the approximately 93,000 square-foot Fairview Research Center in Seattle, Washington, and an 11,293 square-foot facility in New Castle, Delaware.
As of March 31, 2006, the portfolio was 89.2% leased, with 356,000 square feet, or 69.3% of the unleased square footage, under redevelopment. The company also owns undeveloped land that management estimates can support up to 799,000 rentable square feet of laboratory and office space.
As previously announced, subsequent to the quarter end, BioMed signed a definitive purchase and sale agreement with Human Genome Sciences, Inc. to acquire Human Genome Sciences’ large-scale manufacturing and headquarters office and laboratory facilities located in Rockville, Maryland for approximately $425 million, excluding closing costs. Along with the four recently constructed buildings representing approximately 925,000 rentable square feet of laboratory, office and manufacturing space, the transaction includes a parking structure and undeveloped land that can support an estimated 500,000 rentable square feet of additional laboratory and office space. The acquisition is anticipated to close in the second quarter of 2006, and is subject to customary closing conditions.

Quarterly Distributions
BioMed Realty Trust’s board of directors previously declared a first quarter 2006 dividend of $0.29 per share of common stock, payable to stockholders of record at the close of business on March 31, 2006. The dividend was paid on April 17, 2006 .
Earnings Guidance
Due to the recently announced Maryland portfolio acquisition, management is updating its guidance for the full year ending December 31, 2006 for FFO and earnings per diluted share, which are set forth and reconciled below.

2006
(Low – High)
Projected net income per diluted share	$0.52 - 0.60
Add:
Minority interest	$0.04
Real estate depreciation and amortization	$1.16
Projected FFO per diluted share	$1.72 - 1.80
The foregoing estimates, which include the assumed closing of the Human Genome Sciences acquisition, are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to rental rates, occupancy levels, interest rates, and the amount and timing of acquisitions. The company’s actual results may differ materially from these estimates.
Supplemental Information
Supplemental operating and financial data are available in the Investor Relations section of the company’s web site at www.biomedrealty.com.
Teleconference and Web Cast
BioMed Realty Trust will conduct a conference call and audio web cast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) Thursday, May 4, 2006 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and www.earnings.com, or live by calling (800) 435-1398 (domestic) or (617) 614-4078 (international) with call ID number 27341746. The call will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Thursday, May

4, 2006 through midnight Pacific Time on Tuesday, May 9, 2006 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and using access code: 64984984.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. BioMed’s real estate portfolio consists of 43 properties, representing 64 buildings with approximately 4.8 million rentable square feet in each of the major life science markets in the United States. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully (including the proposed acquisition of the Human Genome Sciences portfolio); risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Investments in real estate, net	$1,131,917	$1,129,371
Investment in unconsolidated partnership	2,476	2,483
Cash and cash equivalents	30,365	20,312
Restricted cash	5,844	5,487
Accounts receivable, net	5,625	9,873
Accrued straight-line rents, net	10,472	8,731
Acquired above market leases, net	8,925	8,817
Deferred leasing costs, net	130,593	136,640
Deferred loan costs, net	4,507	4,855
Prepaid expenses	2,840	2,164
Other assets	13,333	8,577

Total assets	$1,346,897	$1,337,310

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$246,377	$246,233
Secured term loan	250,000	250,000
Unsecured line of credit	30,700	17,000
Security deposits	6,883	6,905
Dividends and distributions payable	14,397	13,365
Accounts payable, accrued expenses, and other liabilities	24,196	23,012
Acquired below market leases, net	28,477	29,647

Total liabilities	601,030	586,162

Minority interests	20,367	20,673

Stockholders’ equity:
Common stock	466	466
Additional paid-in capital	758,375	757,591
Accumulated other comprehensive income	9,256	5,922
Dividends in excess of earnings	(42,597)	(33,504)

Total stockholders’ equity	725,500	730,475

Total liabilities and stockholders’ equity	$1,346,897	$1,337,310

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	BioMed Realty Trust, Inc.
	Three Months	Three Months
	Ended	Ended
	March 31, 2006	March 31, 2005
Revenues:
Rental	$31,178	$14,230
Tenant recoveries	12,609	7,254
Other income	6	3,021

Total revenues	43,793	24,505

Expenses:
Rental operations	9,543	6,395
Real estate taxes	4,242	1,788
Depreciation and amortization	13,361	6,191
General and administrative	4,347	2,566

Total expenses	31,493	16,940

Income from operations	12,300	7,565
Equity in net income of unconsolidated partnership	20	51
Interest income	160	60
Interest expense	(7,784)	(1,411)

Income before minority interests	4,696	6,265
Minority interest in consolidated partnerships	54	109
Minority interests in operating partnership	(276)	(538)

Net income	$4,474	$5,836

Basic earnings per share	$0.10	$0.19

Diluted earnings per share	$0.10	$0.19

Weighted-average common shares outstanding:
Basic	46,369,605	31,129,613

Diluted	49,518,010	34,148,820

BIOMED REALTY TRUST, INC.
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2006	March 31, 2005
Net income	$4,474	$5,836

Adjustments:
Minority interests in operating partnership	276	538
Depreciation and amortization – real estate assets	13,381	6,180

Funds from operations (FFO)	$18,131	$12,554

FFO per share – diluted	$0.37	$0.37

Weighted-average common shares outstanding – diluted	49,518,010	34,148,820

We present funds from operations, or FFO, because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.